EXHIBIT 10(b)



February 11, 2002


Mr. Donald V. Roach                              PERSONAL AND CONFIDENTIAL
6206 Connie Lane
Colleyville, TX 76034


Dear Don:

It is a pleasure to confirm our discussion offering you the position of Vice President of Finance for The Bombay Company, Inc. ("Company" or "Bombay"), effective on or about March 4, 2002. In this capacity you will report directly to me.

Your annualized base salary will be $180,000 per year. In addition, you will participate in the Company Executive Bonus Program under which, if Bombay (U.S. and Canada) achieves its business plan for fiscal 2002, you will be eligible to receive a bonus. Your targeted fiscal year bonus is $60,000. Bonuses are paid in a lump sum following the end of each fiscal year. One hundred percent (100%) of your bonus will be based upon achievement of the Company's pre-tax profit plan.

You will receive an initial grant of options covering 50,000 shares of Bombay stock, which will be priced at the closing price of Bombay stock on your Hire Date. These options shall vest and may be exercised in whole or in part at the rate of 33.33% per year, commencing with the first anniversary of your Hire Date. The options have a term of ten years from the date of grant. The Board will consider additional grants at the beginning of fiscal 2002. The first $100,000 in face value will be granted in the form of incentive stock options (no taxes exercised; taxed when shares are sold and, if holding period is met, results in capital gains tax treatment) and the balance as non-qualified options.

You will receive three (3) weeks vacation per year, which are earned per our vacation policy.

Your employment is at-will and may be terminated by the Board of Directors of the Company at any time, with or without cause. Nevertheless, if you are terminated, not for cause, you shall be paid six (6) months continuation of base salary. You agree that for a period of six months following separation, you will not solicit, induce or attempt to induce directly or indirectly, any employee of the Company to leave the employ of the Company.




Mr. Roach
February 11, 2002
Page 2


In the event of a Change of Control, as defined in Exhibit "A", attached hereto, the stock options granted to you shall immediately vest and be exercisable by you commencing on such date the Change of Control event. You shall also be paid six (6) months continuation of base salary on a month to month basis if you are not offered continued employment with the Company. If you are offered continuous employment at current salary, and a current position title (V.P. Finance) and you refuse, you would not receive six (6) months severance. This Change of Control agreement does not supersede the above severance agreement and pertains to Change of Control only.

You are eligible to participate in The Bombay Company 401(K) Savings and Stock Ownership Plan after one year of employment. Under the plan, Bombay currently contributes 100% of up to 3% of your compensation and 50% for the next 2% of compensation (Federal Government salary limit is $200,000.) Under our plan, you are allowed to contribute a maximum of $11,000 ($12,000 if fifty years of age or over), which may be invested in the various options available in the plan.

You are eligible to participate in the Employee Stock Purchase Program at the next available investment period, July 1, 2002, whereby you may purchase Bombay stock at a 15% discount from the lower fair market value on the first or last day of the period.

You will be eligible to join our Medical, Dental and Vision plan effective date of hire. The Company and the employee share the cost of the plans. The premiums are currently tax exempt under a section of the IRS tax code. There is a one-year waiting period for any pre-existing conditions.

After 90 days of employment you will receive Company paid life insurance equal to 1 1/2 times your compensation at plan. Also, after 60 days of employment you will be covered under the Executive Short Term Disability Income Protection plan, which pays 100% of your salary for a maximum of 13 weeks and the Executive Long Term Income Protection Plan which pays 60% of your salary up to $15,000 per month for as long as you remain totally disabled up to age 65. If disability begins after age 62, payments would commence on a sliding scale based on your age at time of disability. Your net cost will be limited to the amount of personal income taxes you pay on the Company reimbursement of the premium. The Company also offers supplemental life and personal accident insurance programs available to you at low group rates.

You agree and represent that your acceptance of employment with Bombay as set forth in this letter does not conflict with any prior contract or agreement of employment to which you are a party.

I look forward to your joining The Bombay Company. We are very pleased that you are excited and remain interested in this position and the Company. Please call me if you have any questions.


Mr. Roach
February 11, 2002
Page 3


For our records, and if you accept this offer, I would appreciate your signing and returning one copy of this letter to me at your earliest convenience.



                                                Sincerely,

                                                /S/ELAINE D. CROWLEY

                                                Elaine D. Crowley
                                                Vice President, CFO



/S/DONALD V. ROACH                              February 12, 2002
Donald V. Roach                                 Date


Attachment











EXHIBIT "A"

A "Change of Control" of the Company, unless otherwise determined by the Board, shall be deemed to have occurred upon the happening of any of the following events:

(i) the acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange
Act) of beneficial ownership of 20% or more of either the then outstanding shares of Common Stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that any acquisition by the Company or any of its subsidiaries, or any employee benefit plan (or related trust) of the Company or its subsidiaries, or any corporation with respect to which following such acquisition, more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Common Stock and voting securities of the Company immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding shares of Common Stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, as the case may be, shall not constitute a Change of Control;

(ii) individuals who, as of January 1, 1996, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to such date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company (as such terms are used in rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

(iii) approval by the shareholders of the Company of a reorganization, merger or consolidation of the Company, in each case, with respect to which the individuals and entities who were the respective beneficial owners of the Common Stock and voting securities of the Company immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation, or a complete liquidation or dissolution of the Company or of the sale or other disposition of all or substantially all of the assets of the Company.